Exhibit 14.01
                                  -------------


                      CORPORATE CODE OF ETHICS AND CONDUCT
                                       FOR
                      EMPLOYEES, DIRECTORS AND CONTRACTORS
                                       OF
                      COMMODORE APPLIED TECHNOLOGIES, INC.




1. General Policy

It is the policy of Commodore Applied Technologies ("Applied" or the "Company") to conduct business in compliance with all applicable laws, rules and regulations. Further, it is our policy to conduct business with integrity. We make this commitment to our customers, to our partners, to our shareholders, to our community, to those government agencies that regulate Applied, and to ourselves.

Each Applied employee, officer and director, as well as agents and contractors working on behalf of the Company, must work to comply with the policies set forth in this Code of Ethics and Conduct (the "Code"). All employees, officer and directors should review this Code or summary materials issued in conjunction with the Code, and make sure that these policies guide their actions. Because of the complex and changing nature of legal requirements, each member of Applied must be constantly vigilant to ensure that their conduct complies with the Code. If any employee, officer or director becomes aware of an issue of legal compliance which is not adequately addressed in this Code, you should notify your supervisor or the Chief Financial Officer.

Applied takes compliance with laws, regulations, rules and the Code seriously. Any violation of such will result in disciplinary action. Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion, or dismissal from employment. These disciplinary actions also may apply to an employee's supervisor who directs or approves the employee's improper actions or is aware of those actions, but does not act appropriately to correct them or fails to exercise appropriate supervision.

If a question arises as to whether any action complies with Applied's policies or applicable law, an employee, officer or director should present that question directly to the Company's Chief Financial Officer (the "Compliance Officer"). The Compliance Officer's telephone number (the "Compliance Line") is (212) 308-5800. The Compliance Officer may also be contacted at the following e-mail address: j.deangelis150@commodore.com. Concerns about violations of any part of this Code made to the telephone number may be made anonymously. Any calls, detailed notes and/or emails will be dealt with confidentially. Simply ask your


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question  or give any  information  you may have.  In raising an issue,  you may remain anonymous, although you are encouraged to identify yourself. Should you choose to identify yourself, your identity will be kept confidential to the extent feasible or permissible under the law. All employees, officers and directors and agents of Applied have the commitment of Applied and of the Audit Committee of Applied's Board of Directors that they will be protected from retaliation. However, Applied reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly. Failure to report known or suspected wrongdoing of which any member of Applied has knowledge may, by itself, subject that person to disciplinary action.

This Code generally highlights some of the more important legal principles with which employees, officers and directors and agents are expected to be familiar. The fact that this Code does not specifically reference other applicable laws (some of which may be covered in other Applied policies), does not diminish their importance or application.


2. Compliance with the Law

Applied seeks to comply with all applicable government laws, rules and regulations. We need the cooperation of all employees, officers and directors to do so and to bring lapses or violations to light. While some regulatory schemes may not carry criminal penalties, they control the licenses and certifications that allow Applied to conduct its business. Applied's continued ability to operate depends upon your help for compliance.

Some of the regulatory programs which employees may deal with in the course of their duties include, but are not limited to, the following:

        o        Labor laws
        o        Occupational Safety and Health regulation
        o        Building, safety, and fire codes
        o        Wage and Hour Laws

3. Stocks

Because our stock is a publicly-traded security, certain activities of Applied are subject to certain provisions of the federal securities laws. These laws govern the dissemination or use of information about the affairs of Applied or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of our stock. Violations of the federal securities laws could subject you and the Company to stiff criminal and civil penalties. Accordingly, Applied does not sanction and will not tolerate any conduct that risks a violation of these laws.

         a. Disclosure of Transactions in Company's Securities

The Securities and Exchange Commission ("SEC") requires continuing disclosure of transactions in the Company's publicly traded securities by the Company, its directors, officers, major shareholders and other affiliated persons. We are committed to complying with obligations related this disclosure.

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         b. Insider Trading

It is illegal for any person, either personally or on behalf of others, (i) to buy or sell securities while in possession of material nonpublic information, or
(ii) to communicate (to "tip") material nonpublic information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. All directors, officers, employees and temporary insiders, such as accountants and lawyers, must comply with these "insider trading" restrictions. For more information, please see the Company's "Insider Trading Policy," which is distributed to all employees and directors annually.

4. Confidential Information

You may be entrusted with Applied's confidential business information. You are required to safeguard and use such information only for Applied's purposes. Confidential information includes all non-public information that might be of use to competitors, or harmful to Applied or its customers, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by Applied or our customers or partners. Examples of confidential business information include, but are not limited to: the Company's trade secrets, business trends, information on product development programs, detailed sales and cost figures, new product or marketing plans, research and development ideas or information, manufacturing processes, and information about potential acquisitions, divestitures and investments.

Failure to observe this duty of confidentiality may compromise our competitive advantage over competitors and may additionally result in a violation of securities, antitrust or employment law. It may also violate agreements providing for the protection of such confidential information. You should not discuss confidential Company information outside the Company, even with your own family.

You may also possess sensitive, privileged information about our customers or partners. These parties properly expect that this information will be kept confidential. Applied takes very seriously any violation of a customer's or partner's confidentiality and will not tolerate such conduct.



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5.  Special   Ethical   Obligations   For   Employees   With  Public   Reporting
Responsibilities

As a public company, we are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with Applied, employees, officers or directors may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. Applied expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The Accounting Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to shareholders both inside and outside of Applied. The Chief Executive Officer, the Chief Financial Officer and other Accounting Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of Applied's financial results and condition.

Employees, officers and directors should promptly report to the Compliance Officer and/or the Chairman of the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Violations, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

6. Continuing Disclosure Obligations and Accuracy of Business Records

In order to support all our disclosure obligations, it is our policy to record and report our factual information honestly and accurately. Failure to do so is a grave offense and will subject an individual to severe discipline by the Company, as well as possible criminal and civil penalties.

Compliance with established accounting procedures, Applied's system of internal controls, and generally accepted accounting principles is necessary at all times. In order to achieve such compliance, the Company's records, books and documents must accurately reflect the transactions and provide a full account of Applied's assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information into Applied's accounting system is unacceptable and may be illegal. Any individual that has knowledge that an entry or process is false and material is expected to consult the Compliance Officer. In addition, it is the responsibility of each member of Applied to give their cooperation to the Company's authorized internal and external auditors.

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Every  individual  should also be aware that almost all business  records of the
Company may become subject to public disclosure in the course of litigation or governmental investigation. Records are also often obtained by outside parties or the media.

Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. They must refrain from making legal conclusions or commenting on legal positions taken by the Company or others. They must also avoid exaggeration, colorful language and derogatory characterizations of people and their motives. Applied will not tolerate any conduct that creates an inaccurate impression of Applied's business operations.

7. Protection and Proper Use of Company Assets

Employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

a. Computers, the Internet and Email

Everyone who works with the Company's computer-based resources is responsible for their appropriate use and protection from theft, damage or loss. Employees should take care to understand the risks and protect and ensure that the security features of the computer-based resources are not compromised. Information created, transmitted or accessed on Company networks is Company property and Applied reserves the right to monitor or restrict access to it. Individual supervisors are responsible for ensuring Company resources are used productively or to enhance employees' skills and job performance.

Computer software used in connection with Applied's business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. If an employee has any questions as to whether his or her use of computer software is licensed, he or she should consult with the Company's Human Resource department.

The same level of care should be taken when using Applied's e-mail, internet and voice mail systems as is used in written documents. For example, confidential information about Applied should not be disclosed on electronic bulletin boards, in chat rooms or posted on an internet website.

8. Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for yourself personally opportunities that you discover through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) competing with the Company. An employee, officer or director owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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9. Fair Dealing

Employees, officers and directors should endeavor to deal fairly with the Company's customers, partners, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

10. Conflicts of Interest

Applied employees, officers and directors should avoid all potential conflicts of interest or situations that give the appearance of such conflict of interest. A conflict of interest occurs when the private interest of a Applied employee (or an immediate family or household member or someone with whom you have an intimate relationship) interferes, in any way -- or even appears to interfere -- with the duties performed by the Applied employee or with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

To this end, Applied's employees, officers or directors may not be employed by, act as a consultant to, or have an independent business relationship with any of Applied's customers, competitors or suppliers. Nor may employees, officers or directors invest in any customer, supplier, or competitor (other than through mutual funds or through holdings of less than 1 percent of the outstanding shares of publicly traded securities) unless they first obtain written permission from the Chief Executive Officer. Employees, officers or directors should not have other outside employment or business interests that place them in the position of (i) appearing to represent Applied, (ii) providing goods or services substantially similar to those Commodore Applied Technologies provides or is considering making available, or (iii) lessening their efficiency, productivity, or dedication to Applied in performing their everyday duties. Employees, officers and directors may not have an interest in or speculate in anything of value which may be affected by Applied's business. Employees, officers or directors may not divulge or use Applied's confidential information -- such as financial data, customer information and computer programs -- for their own personal or business purposes.

Any personal or business activities by an employee, officer or director that may raise concerns along these lines must be disclosed to and approved in advance by the Compliance Officer. You should also obtain the approval of the Compliance Officer when accepting a board position with a not-for-profit entity, when there may be a Applied business relationship with the entity or an expectation of financial or other support from Applied.



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11. Gifts, Meals and Entertainment

         a. Entertainment and Gifts

Applied recognizes that in some instances, gifts and entertainment can provide an entirely appropriate means of furthering a business relationship. However, no employee, officer or director should accept or provide gifts of more than $50 in connection with their business dealings. The offer or receipt of any such gift over $50 should be reported immediately to the Compliance Officer. Normal business courtesies involving no more than ordinary amenities (such as lunch, dinner, a spectator event or a golf game) are permitted, as are token non-cash gifts of nominal value. The guiding principle and spirit of this code is that no gift, favor or entertainment, whether a single event or a pattern of behavior, should be accepted or provided if it will obligate, or appear to obligate, the recipient. If you are uncertain about the propriety of a gift, you should contact the Compliance Officer for guidance.

         b. Relationships with Government Personnel

Separate and more stringent gift, meals, and entertainment rules apply to dealings with government officials. Federal and state anti-kickback laws prohibit Applied and its representatives from knowingly and willfully offering, paying, requesting or receiving any money or other benefit, directly or indirectly, in return for obtaining or rewarding favorable treatment in connection with the award of a government contract. Any employee who becomes aware of any such conduct should immediately report it to the Compliance Officer.

The anti-kickback laws must be considered whenever something of value is given or received by Applied or its representatives or affiliates that is in any way connected to work performed for the government. There are many transactions that may violate the anti-kickback rules. As a result, no one acting on behalf of Applied may offer or accept gifts, loans, rebates, services or payment of any kind to or from government suppliers and vendors without first consulting the Compliance Officer.

         c. Business Dealings in Foreign Countries

Federal law prohibits U.S. companies, and those acting on their behalf, from bribing foreign officials to obtain or retain business. Foreign officials include officers and employees of a foreign government or of a foreign governmental department or agency. Indirect payments including those to agents or third parties with the knowledge that at least a portion of the payment will be given to a foreign official for an illegal purpose are prohibited. Applied will not tolerate any conduct that violates this law.


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12. Interacting with the Government

a. Relations with Government

Applied values its good relations with local, state, federal and foreign governments. We are committed to being a "good corporate citizen" and are proud of the contributions we have made to help the communities where we do business. The Company's policy is to deal honestly and fairly with government representatives and agents and to comply with valid and reasonable governmental requests and processes. Be truthful and straightforward in your dealings with governmental representatives and do not direct or encourage another Applied employee (or someone else) to provide false or misleading information to any government agent or representative. Do not direct or encourage anyone to destroy records relevant to a fact-finding process.

13. Privacy and Employee Relations

The Company recognizes and understands the importance of balancing work and family life. Even though an employee's non-work-related activities outside of the Company are considered personal business, employees should always remember that they are a representative of the Company. All employees, officers and directors should review the Company's policies regarding diversity, discrimination, workplace harassment (including sexual harassment), health and safety and related matters, which are set forth in the Company's Employee Handbook held in the offices of Human Resources.

14. Market Competition

Applied is committed to complying with all state and federal antitrust laws. The purpose of the antitrust laws is to preserve the competitive free enterprise system. The antitrust laws in the United States are founded on the belief that the public interest is best served by vigorous competition, free from collusive agreements among competitors on price or service terms. The antitrust laws help preserve the country's economic, political, and social institutions; Applied is firmly committed to the philosophy underlying those laws.

While the antitrust laws clearly prohibit most agreements to fix prices, divide markets and boycott, they also proscribe conduct that is found to restrain competition unreasonably. This can include, depending on the facts and circumstances involved, certain attempts to tie or bundle services together, certain exclusionary activities and certain agreements that have the effect of harming a competitor or unlawfully raising prices. Any questions that arise in this area should be addressed to the Compliance Officer.



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15. Purchasing

Purchasing decisions must be made in accordance with applicable Applied policy. In addition, the prohibitions discussed in Section 11 of this Code, entitled "Gifts, Meals and Entertainment" apply to purchasing decisions made on behalf of Applied. Purchasing decisions must in all instances be made free from any conflicts of interest that could affect the outcome. Applied is committed to a fair and objective procurement system which results in the acquisition of quality goods and services for Applied at a fair price.

16. Political Contributions

Applied believes that our democratic form of government benefits from citizens who are politically active. For this reason, Applied encourages each of its employees to participate in civic and political activities in his or her own way. Applied's direct political activities are, however, limited by law. Corporations may not make any contributions -- whether direct or indirect -- to candidates for federal office. Thus, Applied may not contribute any money or products, or lend the use of vehicles, equipment or facilities, to candidates for federal office. Nor may Applied make contributions to political action committees that make contributions to candidates for federal office. Neither Applied, nor supervisory personnel within Applied, may require any employees to make any such contribution. Finally, Applied cannot reimburse its employees for any money they contribute to political candidates or campaigns. Many state laws also limit the extent to which corporations and individuals may contribute to political candidates. Any question about the propriety of political activity or contribution should be directed to the Compliance Officer.

17. Exports and Imports

There are many U.S. laws governing international trade and commerce which serve to limit the export of certain products to certain countries. Applied is committed to complying with those laws. Under no circumstances will Applied make sales contrary to U.S. export laws. Because these regulations are complicated and change periodically, employees and agents seeking to make a sale to a customer in a foreign country must first confirm the legal trade status of that country. If an employee or agent is uncertain about whether a foreign sale complies with U.S. export laws, he or she must contact the Compliance Officer for guidance.

Applied employees and agents should be aware that there are also many U.S. laws that govern the import of items into the United States. Among other things, these laws control what can be imported into the United States, how the articles should be marked and the amount of duty to be paid. Applied complies with all U.S. import laws. If an employee or agent is uncertain about whether a transaction involving the importation of items into the United States complies with these laws, he or she must contact the Compliance Officer for guidance.

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18. Media/Public Relations and Governmental Inquiries

When Applied provides information to the news media, securities analysts and stockholders, it has an obligation to do so accurately and completely. In order to ensure that Applied complies with its obligations, employees receiving inquiries regarding Applied's activities, results, plans or position on public issues should refer the request to the Company's Chief Executive Officer, Chief Financial Officer, or the Investor Relations department. Applied employees may not speak publicly for the Company unless specifically authorized by senior management.

Although unlikely, a government representative may seek to interview an employee regarding Applied's business activities or an employee's work at the Company. If an employee is contacted by a government agent or representative and asked to provide information, contact the Chief Financial Officer at (212) 308-5800.

Occasionally, someone will arrive unexpectedly or a government representative may seek to inspect Company property. If this happens, an employee should immediately notify his or her manager or supervisor and contact the Chief Financial Officer at (212) 308-5800.

19. Response to Investigations or Government Inquiries

Numerous state and federal agencies have broad legal authority to investigate Applied and review its records. Applied will comply with subpoenas and respond to governmental investigations as required by law. The Compliance Officer is responsible for coordinating Applied's response to investigations and the release of any information. If an employee or officer receives an investigative demand, subpoena or search warrant involving Applied, it should be brought immediately to the Compliance Officer.

No  documents  should be  released  or  copied  without  authorization  from the
Compliance Officer or Applied's legal counsel. If an investigator, agent or government auditor comes to Applied's corporate headquarters, the Chief Executive Officer should be contacted immediately. In the absence of the Chief Executive Officer, contact Applied's Compliance Officer. Ask the investigator to wait until the contacted individual arrives before reviewing any documents or conducting any interviews. The Compliance Officer, its designee, or Company's legal counsel is responsible for assisting with any interviews.

If Applied's employees are approached by government investigators and agents while they are away from Applied's premises and asked to discuss Company affairs, the employee has the right to insist on being interviewed during business hours with a supervisor or counsel present. Alternatively, any employee may choose to be interviewed or not to be interviewed at all. The Company recognizes the choice of how to proceed in these circumstances is left entirely to the employee. If an employee chooses to speak with government personnel, it is essential that the employee be truthful. Questions may be directed to the Compliance Officer.

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Applied  employees  are not permitted to alter,  remove or destroy  documents or records of Applied except in accordance with regular document retention and destruction practices.

20. Document Retention Policy

The Company has a document retention policy in place to provide reasonable and consistent standards and procedures for the retention and disposal of Accounting & Financial documents and that provide a routine business practice of maintaining records for a predetermined period of time.

21. Amendments and Waivers

This Code applies to all Applied's employees, officers and directors. There shall be no substantive amendment or waiver of any part of the Code affecting the directors, senior financial officers or executive officers, except by a vote of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect Applied. In the event that any substantive amendment is made or any waiver is granted, the waiver will be posted on Applied's website, thereby allowing the Applied's shareholders to evaluate the merits of the particular waiver.



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